Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES FINANCIAL RESULTS FOR

THE FIRST QUARTER OF FISCAL 2011

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
813.637.6900	813.637.6900

•	NET REVENUES INCREASED OVER 21% TO $6.2 MILLION

•	SIX CONSECUTIVE QUARTERS OF NET INCOME PROFITABILITY

TAMPA, FL– May 17, 2011–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services, announced financial results for the first quarter ended April 1, 2011.

Net revenues for the 13-week period increased over 21 percent to approximately $6.2 million, compared to approximately $5.1 million for the same period last year. The increase in revenue primarily related to the increase in transaction volume, continued expansion of services to existing customers and new technology customers. Cost of sales, which consist primarily of labor, software amortization, technology, facilities and other reimbursable expenses, increased by approximately 22 percent, to approximately $4.8 million, compared to approximately $3.9 million for the same period last year. As a percentage of revenue, cost of sales remained consistent compared to the same period last year. The increased cost of sales resulted primarily from increased order volume, increased production capacity, increased lower margin revenue, technology enhancements and costs related to increased shipping revenue. General and Administrative expenses increased by approximately 22 percent to approximately $1.2 million compared with costs of approximately $1 million during the same period last year. The increase was primarily related to the increase in sales and marketing efforts and other overhead expenses related to the sales and marketing plan, as well as increased infrastructure costs. The Company reported a net income of approximately $20,100, or $(0.00) per weighted average share, compared with net income of approximately $11,300, or $(0.00) per weighted average share for the same period last year.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc. commented, “We are thrilled to realize twenty one percent growth in our first quarter of 2011. This was the result of both new and organic growth. There is a growing demand in the market place for our Total Commerce Solutions. Clients are able to deploy their enterprise level ecommerce websites, back office systems, distribution and logistics services with Jagged Peak as their single outsource vendor.” Mr. Demirdjian also commented, “We accelerated our investment in our sales and marketing and added team members to prepare for the anticipated growth in the ecommerce market place.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “Our first quarter performance shows our Company’s continued revenue growth period over period and that we are dedicated to having that growth be profitable. We are making large investments in the sales and marketing infrastructure to accelerate our growth and increase our brand awareness. The Company is accomplishing the 2011 initiatives and objectives while maintaining our management’s expectation of being EBITDA positive. We continue to see overall acceptance and an increased demand for our Total Commerce Solution as our sales department is able to reach a greater number of potential clients in several industries. This increase is expected to continue as we add additional resources to the team during the 2011 year.”

EBITDA for the 13-week period ended April 1, 2011 was approximately $276,900 compared to approximately $205,500 in the comparable period of the prior year. The increase in the EBITDA directly relates to the increase in sales compared to 2010. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization costs. The Company also excludes, if applicable, the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation. The Company believes EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Company’s performance. In order to provide consistent comparisons of year-over-year EBITDA, the following reconciliation is provided.

	For the 13-weeks ended
	April 1, 2011	March 26, 2010
Net profit as reported	$20,100	$11,300
Income tax expense	28,200	11,200
Interest expense	113,300	111,600
Depreciation and amortization	115,300	71,400

EBITDA	$276,900	$205,500

USE OF GAAP AND NON-GAAP MEASURES

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this report earnings “EBITDA,” with EBITDA being defined by the Company as earnings before interest, taxes, depreciation and amortization. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA, when applicable. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is an e-commerce software and services company headquartered in Tampa, Florida, providing Demand and Supply Chain management, CRM execution and e-Fulfillment solutions and services. The Company’s flagship product, EDGE (E-Business Dynamic Global Engine), is a web-based software application that enables companies to control and coordinate multi-channel orders, catalogs, multi-warehouse inventories, and fulfillment across multiple customers, suppliers, employees, and partners in real-time. The Company enables clients to build and operate custom branded portals such as e-commerce, incentive and rebate programs, customer service, repair and reverse logistics, marketing materials management, and automate other business processes through the use of the EDGE application and its related tools. The EDGE platform has been deployed in multiple vertical markets such as consumer goods, financial services, distribution, travel and tourism and manufacturing.

Jagged Peak has continued to market the launch of TotalCommerce™, an end to end solution that enables a company to quickly and cost effectively launch a fully operational, best practices, e-commerce online channel direct to its consumers. TotalCommerce™ is an outsourced “managed services” solution that leverages Jagged Peak’s extensive technology and supply chain infrastructure and provides manufacturers with a turnkey, rapidly deployable solution including e-commerce webstore(s); order, inventory and transportation management software; a nationwide network of fulfillment centers; back office program management; and a range of online marketing services.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 31, 2010.

-Tables Follow-

Jagged Peak, Inc.

Consolidated Statements of Operations (Unaudited)

	Thirteen Weeks Ended
	April 1, 2011	March 26, 2010

Revenue	$6,242,900	$5,140,500

Cost of revenue	4,837,800	3,979,600

Gross profit	1,405,100	1,160,900

Selling, general and administrative expenses	1,244,400	1,019,800

Operating income	160,700	141,100

Other (income) expenses	(900)	7,000
Interest expense	113,300	111,600

Profit before tax expense	48,300	22,500

Provision for income tax expense	28,200	11,200

Net profit	$20,100	$11,300

Weighted average number of common shares outstanding – basic	16,033,461	16,020,961

Net income per share – basic	$0.00	$0.00

Weighted average number of common shares outstanding – fully diluted	16,109,787	16,030,665

Net income per share – fully diluted	$0.00	$0.00

Jagged Peak, Inc.

Consolidated Balance Sheets

	April 1, 2011 (Unaudited)	December 31, 2010 (Audited)
Assets
Current assets:
Cash	$124,100	$550,800
Accounts receivable, net of allowance for doubtful accounts of $70,000 and $60,000 at April 1, 2011 and December 31, 2010, respectively	1,155,700	1,878,700
Other receivables	185,600	234,100
Work in process, net of allowance of $30,000 at April 1, 2011 and December 31, 2010, respectively	263,200	194,600
Deferred tax asset	303,800	290,000
Other current assets	619,700	397,100

Total current assets	2,652,100	3,545,300

Property and equipment, net of accumulated depreciation of $1,769,200 and $1,720,500 at April 1, 2011 and December 31, 2010, respectively	243,700	264,200

Other assets:
EDGE and other applications, net of accumulated amortization of $1,676,000 and $1,609,400 at April 1, 2011 and December 31, 2010, respectively	535,200	524,700
Deferred tax asset	1,108,800	1,151,500

Total long-term assets	1,887,700	1,940,400

Total assets	$4,539,800	$5,485,700

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$1,504,400	$2,433,700
Accrued payroll and bonuses	305,700	410,200
Other accrued expenses	115,500	104,600
Deferred rent	2,300	14,900
Notes payable, current portion	1,250,000
Deferred revenue and customer deposits	875,100	814,500

Total current liabilities	4,053,000	3,777,900

Long-term liabilities:
Long-term debt	0	1,250,000

Total long-term liabilities	0	1,250,000
Temporary equity – Common stock, 1,000,000 and 775,000 for the period ended April 1, 2011 and December 31, 2010, subject to certain debt requirements.	170,000	162,800

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding at April 1, 2011 and December 31, 2010	0	0
Common stock, $.001 par value; 70,000,000 shares authorized; 16,245,961 shares issued and 16,123,470 outstanding at April 1, 2011 and 16,020,961 shares issued and 15,898,470 outstanding at December 31, 2010	16,300	16,100
Additional paid-in capital	3,427,700	3,426,200
Treasury stock, 122,491 shares	(9,000)	(9,000)
Accumulated deficit	(3,118,200)	(3,138,300)

Total stockholders’ equity	316,800	295,000

Total liabilities and stockholders’ equity	$4,539,800	$5,485,700